EXHIBIT 99.1

ICU Medical, Inc. Reports Third Quarter and 2008 Year-to-Date Results

Company Raises Full Year 2008 Revenue and Earnings Guidance

SAN CLEMENTE, Calif., Oct. 16, 2008 (GLOBE NEWSWIRE) -- ICU Medical, Inc., (Nasdaq:ICUI), a leading low cost manufacturer of safe medical connectors, custom medical products and critical care devices, today announced results for the third quarter and nine months ended September 30, 2008.

For the third quarter of 2008, revenue increased 22.0% to $54.7 million, compared to $44.9 million in the same period last year. Net income for the third quarter of 2008 was $7.6 million, or $0.52 per diluted share, compared to net income of $4.7 million, or $0.31 per diluted share, for the third quarter of 2007.

For the nine months ended September 30, 2008, revenue increased 3.8% to $148.0 million, compared to $142.6 million in the same period last year. For the nine months ended September 30, 2008, the Company earned $15.3 million, or $1.06 per diluted share, compared to net income of $17.1 million, or $1.10 per diluted share, for the nine months ended September 30, 2007.

Scott Lamb, ICU Medical's Chief Financial Officer, commented, "We are very pleased with our overall third quarter results, as the strong top line performance and improved profitability exceeded expectations. Our sales increased 22% over the same period last year and were driven by double-digit growth in each of our key product lines. International and domestic sales were up 37% and 30%, respectively, and our new oncology products continued to gain worldwide momentum and increased over 71% on a sequential basis."

"We will continue to leverage our partnerships with leading firms including Hospira and MedAssets Supply Chain Systems to expand our market share for all products, including CLAVE, custom systems and oncology. During the third quarter, 33% of sales were generated by our expanding network of distributors and direct sales force and we look forward to capitalizing on our first-ever contract with Premier beginning in 2009," concluded Mr. Lamb.

Operating cash flow was $21.3 million for the first nine months of 2008. As of September 30, 2008, cash and investments totaled $117.4 million and working capital was $158.4 million.

Guidance

Based on recent results and the Company's fourth quarter outlook, the Company is increasing its revenue guidance for full year 2008 to $199 - $203 million, compared to the previously announced $190 - $200 million. In addition, the Company is increasing its diluted earnings per share for full year 2008 to a range of $1.48 - $1.53, compared to the previously announced $1.35 - $1.45 per diluted share. Diluted earnings per share guidance does not include an additional $0.13 - $0.16 related to estimated tax benefits to be realized in the fourth quarter of 2008. The majority of the estimated tax benefits will be attributable to tax credits for investments in research and development. The remainder of the benefits will be attributable to a non-recurring realization of tax benefits related to intangible assets. By including these benefits in guidance, full year 2008 diluted earnings per share are expected to be in the range of $1.61 - $1.69. Annual gross margins are expected to be approximately 43%, which is in line with the previously issued guidance.

The Company will release its third quarter 2008 results at approximately 4:00 p.m. EDT (1:00 p.m. PDT) and will be conducting a conference call concerning those results at 4:30 p.m. EDT (1:30 p.m. PDT) on Thursday, October 16, 2008. The call can be accessed at 866-700-6067, passcode 37001315 or by replay at 888-286-8010, passcode 19316642. The conference call will be simultaneously available by webcast, which can be accessed by going to the Company's website at http://www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and following the prompts. The webcast will also be available by replay. Certain information provided as part of that call will be provided on the Company's website at http://www.icumed.com within 48 hours of the call.

The foregoing statement concerning Management's expectation with respect to future results is a forward-looking statement based upon the best information currently available to Management and assumptions Management believes are reasonable, but Management does not intend the statement to be a representation as to future results. Future results are subject to risks and uncertainties, including the risk factors described in the Company's filings with the Securities and Exchange Commission, which include those in the Form 10-K for the year ended December 31, 2007 and 10Q for the quarter ended June 30, 2008. Actual results in the future may differ materially from Management's current expectations.

                    ICU Medical, Inc. and Subsidiaries
                  Condensed Consolidated Balance Sheets
         (Amounts in thousands, except share and per share data)

                                 ASSETS

                                           9/30/08          12/31/07
                                         ------------     ------------
                                         (unaudited)          (1)
 CURRENT ASSETS:
   Cash and cash equivalents              $    61,575      $     7,873
   Marketable securities                       55,820           87,770
                                         ------------     ------------
   Cash, cash equivalents and marketable
    securities investments                    117,395           95,643
                                         ------------     ------------
   Accounts receivable, net of allowance
    for doubtful accounts of $292 and
    $655 as of September 30, 2008 and
    December 31, 2007, respectively            32,319           26,115
   Inventories                                 19,156           19,504
   Prepaid income taxes                         2,487            2,740
   Prepaid expenses and other current
    assets                                      4,603            4,746
   Deferred income taxes -
    current portion                             4,702            4,509
                                         ------------     ------------
     Total current assets                     180,662          153,257
                                         ------------     ------------

 PROPERTY AND EQUIPMENT, net                   73,067           72,708
 INTANGIBLE ASSETS, net                        10,987           11,884
 DEFERRED INCOME TAXES-  non-current            2,689            2,432
 INCOME TAXES RECEIVABLE- non-current           1,848            1,848
 OTHER ASSETS                                     465              465
                                         ------------     ------------
                                          $   269,718      $   242,594
                                         ============     ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES:
   Accounts payable                       $     7,585      $     8,439
   Accrued liabilities                         14,717           13,036
                                         ------------     ------------
     Total current liabilities                 22,302           21,475
                                         ------------     ------------

 DEFERRED INCOME TAXES -
  non-current portion                           4,325            4,325
 INCOME TAXES PAYABLE -
  non-current portion                           3,126            2,890
 COMMITMENTS AND CONTINGENCIES                     --               --

 STOCKHOLDERS' EQUITY:
   Convertible preferred stock,
    $1.00 par value- Authorized -
    500,000 shares, issued and
    outstanding - none                             --               --
   Common stock, $0.10 par value-
    Authorized -- 80,000,000 shares,
    issued 14,746,951 shares at
    September 30, 2008 and
    December 31, 2007                           1,475            1,475
   Additional paid-in capital                  60,191           74,805
   Treasury stock, at cost - 379,509
    and 1,057,501 shares at September 30,
     2008 and December 31, 2007,
     respectively                             (14,656)         (40,776)
   Retained earnings                          192,319          177,004
   Accumulated other comprehensive
    income, net of tax                            636            1,396
                                         ------------     ------------
      Total stockholders' equity              239,965          213,904
                                         ------------     ------------
                                          $   269,718      $   242,594
                                         ============     ============

 (1) December 31, 2007 balances were derived from audited consolidated financial statements.

                  ICU Medical, Inc. and Subsidiaries
               Condensed Consolidated Statements of Income
         (Amounts in thousands, except share and per share data)
                               (unaudited)

                        Three months ended       Nine months ended
                           September 30,           September 30,
                      ----------------------    ----------------------
                         2008        2007          2008        2007
                      ----------  ----------    ----------  ----------

 REVENUES:
   Net sales           $  54,374   $  44,379     $ 146,427   $ 140,412
   Other                     361         489         1,554       2,179
                      ----------  ----------    ----------  ----------
 TOTAL REVENUE            54,735      44,868       147,981     142,591

 COST OF GOODS SOLD       29,788      25,502        84,459      83,371

                      ----------  ----------    ----------  ----------
   Gross profit           24,947      19,366        63,522      59,220
                      ----------  ----------    ----------  ----------

 OPERATING EXPENSES:
   Selling, general
    and administrative    13,571      11,485        40,364      34,988
   Research and
    development              857       2,234         4,328       6,240
                      ----------  ----------    ----------  ----------
     Total operating
      expenses, net       14,428      13,719        44,692      41,228
                      ----------  ----------    ----------  ----------

     Income from
      operations          10,519       5,647        18,830      17,992

 OTHER INCOME                994       1,379         3,689       7,376
                      ----------  ----------    ----------  ----------

   Income before
    income taxes and
    minority interest     11,513       7,026        22,519      25,368

 PROVISION FOR INCOME
  TAXES                   (3,868)     (2,319)       (7,204)     (8,372)
 MINORITY INTEREST            --          --            --          70
                      ----------  ----------    ----------  ----------

 NET INCOME            $   7,645   $   4,707     $  15,315   $  17,066
                      ==========  ==========    ==========  ==========

 NET INCOME PER SHARE
   Basic                   $0.53       $0.33         $1.09       $1.18
   Diluted                 $0.52       $0.31         $1.06       $1.10

 WEIGHTED AVERAGE
  NUMBER OF SHARES
   Basic              14,327,213  14,346,766    14,016,145  14,460,760
   Diluted            14,685,127  15,290,208    14,481,383  15,457,815

                   ICU Medical, Inc. and Subsidiaries
             Condensed Consolidated Statements of Cash Flows
                         (Amounts in thousands)
                              (unaudited)

                                                  Nine months ended
                                                     September 30,
                                                ----------------------
                                                   2008        2007
                                                ----------  ----------
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                      $  15,315   $  17,066
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization                    10,714       8,428
   Provision for doubtful accounts                    (297)        386
   Minority interest                                    --         (70)
   Stock compensation                                1,357         583
   Cash provided (used) by changes in operating
    assets and liabilities
     Accounts receivable                            (6,125)     (1,346)
     Inventories                                       301      (1,297)
     Prepaid expenses and other assets                (631)       (581)
     Accounts payable                                 (836)     (1,335)
     Accrued liabilities                             1,698       5,313
     Prepaid and deferred income taxes                (162)      2,815
                                                ----------  ----------
   Net cash provided by operating activities        21,334      29,962
                                                ----------  ----------

 CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment              (9,685)    (19,128)
   Cash paid for acquired assets                        --      (3,224)
   Proceeds from finance loan repayments                60          68
   Purchases of marketable securities              (42,064)    (19,210)
   Proceeds from sale of marketable securities      73,543      27,185
                                                ----------  ----------
   Net cash provided (used) by investing
    activities                                      21,854     (14,309)
                                                ----------  ----------

 CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from exercise of stock options           5,035       1,599
   Proceeds from employee stock purchase plan        1,373       1,402
   Tax benefits from exercise of stock options       4,293         434
   Purchase of treasury stock                           --     (25,734)
                                                ----------  ----------
     Net cash provided (used) by financing
      activities                                    10,701     (22,299)
                                                ----------  ----------

 Effect of exchange rate changes on cash              (187)        299
                                                ----------  ----------

 NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                  53,702      (6,347)

 CASH AND CASH EQUIVALENTS, beginning of period      7,873      13,153
                                                ----------  ----------
 CASH AND CASH EQUIVALENTS, end of period        $  61,575   $   6,806
                                                ==========  ==========

CONTACT:  ICU Medical, Inc.
          Scott Lamb, Chief Financial Officer
          (949) 366-2183

          ICR, Inc.
          John F. Mills, Senior Managing Director
          (310) 954-1100